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                                                                   EXHIBIT 10(g)
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MEMORANDUM


DATE:     July 31,1997

TO:       Dave Gibbons

FROM:     Dave Robertson

RE:       Special arrangements

CC:       Wolf Schmitt, Chuck Carroll


         The purpose of this note is to summarize and confirm the special arrangements which will be recommended to the Board of Directors that the company has offered in conjunction with your continued employment with Rubbermaid and subsequent assignment as President of Rubbermaid Europe. I will summarize each of the elements of our discussion.

     1. SRP - We will contribute $105,000 per year to your SRP for 1997, 1998 and 1999. Thereafter the SRP contributions will be made on the same basis as provided under the SRP plan in place at that time.

     2. STOCK OPTIONS - Upon your retirement or earlier termination of employment we will vest all unvested stock options and you will have two years from that date in which to exercise your options.

     3. STOCK OPTION GRANT - With regard to the 10,000 share stock option grant made to you on 4-22-97 at $24.875 per share in conjunction with the merger of Home Products and Specialty Products we will request the Board of Directors to waive the associated performance conditions. Those options vest 1/3, 1/3, 1/3 on 4-22-98, 4-22-99, and 4-22-2000.

     4. PERFORMANCE AND RESTRICTED SHARES - Upon your retirement or earlier termination of employment we will vest all outstanding performance and restricted shares that have been granted to you. The value of the performance and restricted shares will be paid at the end of the respective cycles will be based upon the attainment of the performance objectives for the grants and the share price of Rubbermaid at the time of the distribution.

     5. COMPENSATION - Your base salary will be continued at a no less than your current base salary of $285,200 per year. You will continue to have a bonus target of not less that 65% of your base salary. Your annual grants of performance shares and stock options will not be less than 3,200 shares and 22,000 shares respectively.


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     6.    EXPATRIATE ASSIGNMENT - You will receive the expatriate allowances and other benefits as prescribed by the appropriate Rubbermaid policies in place at the time of your assignment. In the event the home sale provisions of the expatriate policy do not cover the documented costs associated with your current residence, we will cover the loss on the sale of that property.

     7. SEVERANCE - In the event of your involuntary termination of employment for reasons other than cause, we will provide you with three years of severance equal to your base salary and the continuation of your regular associate benefits, but not including grants of stock options, performance shares or annual bonus payments, provided that for each month you work following September 1, 1997, the amount of your severance coverage will be reduced by a month until you reach eighteen months of coverage. If you achieve the performance targets established for the EVA center for which you are responsible, we will add 12 months of severance coverage, but in no case will the maximum exceed 36 months. This arrangement will be provided to you until July 1, 2001 at which time the maximum benefit you can receive under this program will be 18 months. Following July 2001, the severance benefit will be reduced on a month per month basis until the amount of severance available to you is consistent with the Rubbermaid practice of severance benefits for executives at your level.

         Dave as you know, Rubbermaid is anxious to retain your services. The commitments outlined above are a reflection of that desire, and we hope are directly responsive to the issues you have raised throughout these discussions. I will be happy to discuss any of these items with you in detail.



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